                                                                   EXHIBIT 10.31


                          AGREEMENT AND PLAN OF MERGER
                            dated as of June 5, 1997

                                  by and among

                          FPA MEDICAL MANAGEMENT, INC.,

                              FPA ACQUISITION CORP.

                                       and

                                 HEALTHCAP, INC.

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----

ARTICLE I      THE MERGER...............................................................1
         1.1   The Merger...............................................................1
         1.2   Effective Time...........................................................1
         1.3   Closing..................................................................1
         1.4   Articles of Incorporation and Bylaws of the Surviving Corporation........2
         1.5   Directors and Officers of the Surviving Corporation......................2
         1.6   Effects of the Merger....................................................2
         1.7   Further Assurances.......................................................2

ARTICLE II     EXCHANGE OF SHARES.......................................................2
         2.1   Exchange of Capital Stock................................................2
         2.2   Procedures for Payment of Exchange Consideration.........................5

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................7
         3.1   Organization and Qualification...........................................7
         3.2   Capital Stock............................................................7
         3.3   Authority Relative to this Agreement.....................................8
         3.4   Non-Contravention; Approvals and Consents................................8
         3.5   Financial Statements.....................................................9
         3.6   Absence of Certain Changes or Events................................... 10
         3.7   Absence of Undisclosed Liabilities..................................... 10
         3.8   Legal Proceedings...................................................... 10
         3.9   [Reserved]............................................................. 11
         3.10  Taxes.................................................................. 11
         3.11  Employee Benefit Plans; ERISA.......................................... 11
         3.12  Vote Required.......................................................... 12
         3.14  [Reserved]............................................................. 12
         3.15  [Reserved]............................................................. 12
         3.16  Title to Assets........................................................ 12
         3.17  Permits, Etc........................................................... 12
         3.18  Contracts and Commitments.............................................. 13
         3.19  Intellectual Property.................................................. 14
         3.20  Tax-Free Reorganization................................................ 14
         3.21  Compliance with Laws................................................... 14
         3.22  Full Disclosure........................................................ 14

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB....................... 14
         4.1   Organization and Qualification......................................... 14
         4.2   Capital Stock.......................................................... 15
         4.3   Authority Relative to this Agreement................................... 15
         4.4   Non-Contravention; Approvals and Consents.............................. 16
         4.5   SEC Reports and Financial Statements................................... 16
         4.6   Absence of Certain Changes or Events................................... 17
         4.7   Absence of Undisclosed Liabilities..................................... 17
         4.8   Information Supplied................................................... 17


                                                                                     Page
                                                                                     ----

         4.9   Legal Proceedings...................................................... 18
         4.10  Employee Benefit Plans; ERISA.......................................... 18
         4.11  Permits, Etc........................................................... 18
         4.12  Accounting Matters..................................................... 18
         4.13  Tax-Free Reorganization................................................ 18
         4.14  Compliance with Laws................................................... 18
         4.15  Full Disclosure........................................................ 18

ARTICLE V      COVENANTS OF THE COMPANY............................................... 19
         5.1   Covenants of the Company............................................... 19

ARTICLE VI     COVENANTS OF THE PARENT AND SUB........................................ 21
         6.1   Covenants of the Parent and Sub........................................ 21

ARTICLE VII    ADDITIONAL AGREEMENTS.................................................. 22
         7.1   Access to Information; Confidentiality................................. 22
         7.2   Registration Rights Agreement.......................................... 23
         7.4   Approval of Company Shareholders....................................... 23
         7.5   Inclusion of Shares on the Nasdaq National Market...................... 23
         7.6   Gateway Acquisition.................................................... 23
         7.7   Regulatory and Other Approvals......................................... 23
         7.8   Company Employees...................................................... 24
         7.9   Directors' and Officers' Indemnification and Insurance................. 24
         7.10  Expenses............................................................... 25
         7.11  Pooling of Interests................................................... 25
         7.12  Brokers or Finders..................................................... 25
         7.13  Standstill............................................................. 25
         7.14  Notice and Cure........................................................ 26
         7.15  Fulfillment of Conditions.............................................. 26
         7.16  No Solicitations....................................................... 26

ARTICLE VIII   CONDITIONS............................................................. 27
         8.1   Conditions to Each Party's Obligation to Effect the Merger............. 27
         8.2   Conditions to Obligation of Parent and Sub to Effect the Merger........ 28
         8.3   Conditions to Obligation of the Company to Effect the Merger........... 29

ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER...................................... 31
         9.1   Termination............................................................ 31
         9.2   Effect of Termination.................................................. 32
         9.3   Amendment.............................................................. 32
         9.4   Waiver................................................................. 32

ARTICLE X      INDEMNIFICATION AND ESCROW............................................. 32
         10.1  Survival of Representations and Warranties............................. 32
         10.2  Indemnification of Parent.............................................. 33
         10.4  Indemnification by Parent.............................................. 33


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         10.5  Indemnification Procedure.............................................. 34
         10.6  Indemnification of Holders' Representative............................. 34
ARTICLE XI     GENERAL PROVISIONS..................................................... 35
         11.1  Knowledge.............................................................. 35
         11.2  Notices................................................................ 35
         11.3  Entire Agreement....................................................... 36
         11.4  Public Announcements................................................... 36
         11.5  No Third Party Beneficiary............................................. 36
         11.6  No Assignment; Binding Effect.......................................... 36
         11.7  Headings............................................................... 36
         11.8  Invalid Provisions..................................................... 36
         11.9  Governing Law.......................................................... 36
         11.10 Counterparts........................................................... 37

         Exhibit A -- Form of Escrow Agreement........................................A-1
         Exhibit B -- Form of Registration Rights Agreement...........................B-1
         Exhibit C -- Form of Opinion of Counsel......................................C-1
         Exhibit D -- Form of Affiliate Letter........................................D-1


                            GLOSSARY OF DEFINED TERMS

            The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:


"Alternative Proposal"                            --      Section 0
"Antitrust Division"                              --      Section 0
"ASR 135"                                         --      Section 0
"Average Price of Parent Common Stock             --      Section 0
"Agreement of Merger"                             --      Section 0
"Certificates"                                    --      Section 0
"Closing"                                         --      Section 0
"Closing Date"                                    --      Section 0
"Code"                                            --      Section 0
"Combined Results"                                --      Section 0
"Company"                                         --      Preamble
"Company Common Stock"                            --      Section 0
"Company Disclosure Letter"                       --      Section 0
"Company Employee Benefit Plan"                   --      Section 0
"Company Financial Statements"                    --      Section 0
"Company Indemnifiable Damages"                   --      Section 0
"Company Option"                                  --      Section 2.1(e)
"Company Stock Option Plans"                      --      Section 0
"Company Preferred Stock"                         --      Section 0
"Company Shareholders' Approval"                  --      Section 0
"Company Shares"                                  --      Section 2.1(c)
"Constituent Corporations"                        --      Section 0
"Contracts"                                       --      Section 0
"DGCL"                                            --      Section 0
"Dissenting Share"                                --      Section 0
"Effective Time"                                  --      Section 0
"ERISA"                                           --      Section 0
"Escrow Agent"                                    --      Section 0
"Exchange Agent"                                  --      Section 0
"Exchange Consideration"                          --      Section 0
"Exchange Fund"                                   --      Section 0
"Exchange Ratio"                                  --      Section 0
"FTC"                                             --      Section 0
"GAAP"                                            --      Section 0
"Gateway"                                         --      Section 0
"Gateway Acquisition"                             --      Section 0
"Governmental or Regulatory Authority"            --      Section 0
"Gross Parent Share Numbers"                      --      Section 2.1(c)
"HealthCap Stock"                                 --      Section 2.2(b)
"Holder's Representative"                         --      Section 0
"HSR Act"                                         --      Section 0
"Indemnified Party"                               --      Section 0




"Indemnitee"                                      --      Section 10.5
"Indemnitor"                                      --      Section 10.5
"IRS"                                             --      Section 0
"Last Closing Date"                               --      Section 0
"Laws"                                            --      Section 0
"Lien"                                            --      Section 0
"material"                                        --      Section 0
"material adverse effect"                         --      Section 0
"materially adverse"                              --      Section 0
"Material Contracts"                              --      Section 0
"Merger"                                          --      Preamble
"Options"                                         --      Section 0
"Orders"                                          --      Section 0
"Parent"                                          --      Preamble
"Parent Common Stock"                             --      Section 0
"Parent Disclosure Letter"                        --      Section 0
"Parent Financial Statements"                     --      Section 0
"Parent Option Plans"                             --      Section 0
"Parent Options"                                  --      Section 2.1(e)
"Parent Preferred Stock"                          --      Section 0
"Parent Primary Indemnifiable Damages"            --      Section 0
"Parent SEC Reports"                              --      Section 0
"Parent Secondary Indemnifiable Damages"          --      Section 0
"Parent Warrants"                                 --      Section 0
"Primary Escrow Agreement"                        --      Section 0
"Primary Escrow Fund"                             --      Section 0
"Primary Escrow Shares"                           --      Section 0
"Primary Indemnification Period"                  --      Section 10.3(b)
"Providers"                                       --      Section 3.18(a)
"Registration Rights Agreement"                   --      Section 0
"Representative"                                  --      Section 0
"Rule 145"                                        --      Section 0
"SEC"                                             --      Section 0
"Sales Price of Parent Common Stock"              --      Section 0
"Secondary Escrow Agreement"                      --      Section 0
"Secondary Escrow Fund"                           --      Section 0
"Secondary Escrow Shares"                         --      Section 0
"Secondary Indemnification Period"                --      Section 0
"Secretary of State"                              --      Section 0
"Securities Act"                                  --      Section 0
"Series A Preferred"                              --      Section 0
"Series B Preferred"                              --      Section 0
"Sub"                                             --      Preamble
"Sub Common Stock"                                --      Section 0
"Subsidiary"                                      --      Section 0
"Surviving Corporation"                           --      Section 0
"Surviving Corporation Common Stock"              --      Section 0
"Trading Day"                                     --      Section 0


                          AGREEMENT AND PLAN OF MERGER


            THIS AGREEMENT AND PLAN OF MERGER dated as of June 5, 1997 is made and entered into by and among FPA Medical Management, Inc., a Delaware corporation ("Parent"), FPA Acquisition Corp., a California corporation wholly owned by Parent ("Sub"), and HealthCap, Inc., a California corporation (the "Company").

            WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned Subsidiary of Parent (the "Merger"); and

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

            I.1 The Merger. At the Effective Time (as defined in Section 0), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the California Corporations Code (the "California Code"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article 0.

            I.2 Effective Time. At the Closing (as defined in Section 0), an agreement of merger (the "Agreement of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of California (the "Secretary of State") for filing, as provided in Section 1103 of the California Code, on, or as soon as practicable after, the Closing Date (as defined in Section 0). The Merger shall become effective at the time provided in the Agreement of Merger (the date and time so provided in the Agreement of Merger being referred to herein as the "Effective Time").

            I.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway, Suite 1800, San Diego, CA 92101, or at such other place as the parties hereto mutually agree, on such date as is the first business day after the day of satisfaction or, to the extent permitted hereunder, waiver of all the conditions to each party's obligation to consummate the Merger set forth in Article or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article 0.

            I.4 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

            I.5 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

            I.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the California Code.

            I.7 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.


                                   ARTICLE II

                               EXCHANGE OF SHARES

            II.1 Exchange of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

            (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $0.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

            (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of capital stock of the Company owned by Parent, Sub or any other wholly owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party or (ii) which is a professional corporation owned by at least one physician who (x) is an officer and director of such party and is qualified under the laws of such professional corporation's state of incorporation to hold an ownership interest therein or (y) has executed a succession or similar stockholder agreement with such party.

            (c) Exchange Consideration for the Company Capital Stock. The consideration (the "Exchange Consideration") for all the issued and outstanding shares of Company Common Stock (other than shares to be canceled in accordance with Section ), including shares issued pursuant to vested options to purchase Company Common Stock which are exercised prior to Closing, and for all issued and outstanding shares of Series A Preferred Stock of the Company ("Series A Preferred") and Series B Preferred Stock of the Company ("Series B Preferred"), shall be a number of shares of fully paid and nonassessable shares of common stock, par value $0.002 per share, of Parent ("Parent Common Stock") equal to
(i) the Gross Parent Share Number (as defined below) minus (ii) a number equal to the number of Vested Option Shares (as defined below) divided by the Exchange Ratio (as defined below). As used herein, the "Gross Parent Share Number" shall be equal to (i) if the Average Price of Parent Common Stock (as defined below) is less than or equal to $18.40 and greater than or equal to $13.60, 2,750,000 shares of Parent Common Stock; or (ii) if the Average Price of Parent Common Stock is less than $13.60, a number of shares of Parent Common Stock determined by dividing Thirty-Seven Million Four Hundred Thousand Dollars ($37,400,000) by the Average Price of Parent Common Stock; or (iii) if the Average Price of Parent Common Stock is greater than $18.40 and less than or equal to $22.00, a number of shares of Parent Common Stock determined by dividing Fifty Million Six Hundred Thousand ($50,600,000) by the Average Price of Parent Common Stock; or
(iv) if the Average Price of Parent Common Stock is greater than $22.00, 2,300,000 shares of Parent Common Stock. As used herein, "Vested Option Shares" means shares of Company Common Stock covered by vested options outstanding as of the Closing Date, including options which become vested as a result of the Merger. As used herein, "Exchange Ratio" means the ratio of (I) the aggregate number of shares of Company Common Stock outstanding as of the Closing Date (assuming the conversion of the Series A Preferred and the Series B Preferred to Company Common Stock and the exercise of all warrants and Vested Options), to
(II) the Gross Parent Share Number.

The "Average Price of Parent Common Stock" shall be equal to the arithmetic average of the Sales Price of Parent Common Stock (as hereinafter defined) on each of the last ten (10) Trading Days (as hereinafter defined) preceding the second day before the Closing Date as reported by the Nasdaq Stock Market. The term "Sales Price of Parent Common Stock" shall mean, on any Trading Day, the average of the closing bid and ask prices of Parent Common Stock on the Nasdaq National Market on such Trading Day. The term "Trading Day" shall mean any day on which Parent Common Stock is traded on the Nasdaq National Market. If, after the date hereof and prior to the Effective Time, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock, the component of the calculation of the Exchange Consideration that is comprised of Parent Common Stock shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the component of the Exchange Consideration representing shares of Parent Common Stock, subject to further adjustment in accordance with this sentence. All shares of Company Common Stock, Series A Preferred and Series B Preferred shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 0), upon the surrender of such certificate in accordance with Section 0, without interest.

            (d)  Dissenting Shares.

            (i) If applicable, notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock or Series A Preferred or Series B Preferred, the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the California Code and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 0, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the California Code; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the California Code, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to Section 0.

            (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provision of the California Code relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Code. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

            (e) Company Option Plans. The Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised option to purchase Company Common Stock (each a "Company Option") granted under the Company's stock option plans (the "Company Stock Option Plans") listed on
Schedule 3.2 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter"), to be automatically converted at the Effective Time into an option (a "Parent Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option divided by the Exchange Ratio (with the resulting number of shares rounded down), at a price per share of Parent Common Stock equal to the option exercise price determined pursuant to the Company Option multiplied by the Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent). Such Parent Option shall otherwise be subject to substantially similar terms and conditions as the Company Option. Parent shall (i) as of the Effective Time, assume all of the Company's obligations with respect to Company Options as so converted, (ii) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Options pursuant to this Section 0,
(iii) from and after the Effective Time, upon exercise of Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby, and (iv) as soon as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent. It is the intent of the parties that unvested Company Options assumed by Parent will not qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code.

            (f) Escrow of Parent Common Stock. At the Effective Time, (i) five percent (5%) of the Exchange Consideration consisting of shares of Parent Common Stock payable to existing shareholders of the Company (the "Primary Escrow Shares") shall be issued to an escrow agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit A hereto (the "Primary Escrow Agreement") by and among the Parent, the Company's shareholders (or a representative of the Company's shareholders elected by holders of a majority of the Company Common Stock, assuming conversion of the Series A Preferred and Series B Preferred (the "Holders' Representative")) and an escrow agent (the "Escrow Agent"), which agreement shall permit the sale of such escrowed shares so long as the proceeds from such sale remain subject to the Primary Escrow Agreement and (ii) six and one-quarter percent (6 1/4%) of the Exchange Consideration consisting of shares of Parent Common Stock payable to existing shareholders of the Company (the "Secondary Escrow Shares") shall be issued to the Escrow Agent pursuant to the terms of an escrow agreement (the "Secondary Escrow Agreement") by and among the Parent, the Company's shareholders or the Holders' Representative and the Escrow Agent, which agreement shall permit the sale of such escrowed shares so long as the proceeds from such sale remain subject to the Secondary Escrow Agreement.

            II.2 Procedures for Payment of Exchange Consideration.

            (a) Exchange Agent. On the Closing Date, Parent shall make available to the Surviving Corporation for deposit with American Stock Transfer & Trust, Inc., or any other bank or trust company designated before the Effective Time by Parent and reasonably acceptable to the Company (the "Exchange Agent"), certificates representing the number of duly authorized whole shares of Parent Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with
Section 0, to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent Common Stock and funds (such shares of Parent Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time. If for any reason (including losses) the amount of cash in the Exchange Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled pursuant to Section 0, Parent shall make available to the Surviving Corporation additional funds for the payment thereof.

            (b) Exchange Procedures. Subject to the provisions of Section , as soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Series A Preferred or Series B Preferred (collectively, "HealthCap Stock") (individually, a "Certificate" and collectively, the "Certificates") whose shares are to be exchanged pursuant to Section 0 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with
Section 0, which such holder has the right to receive pursuant to the provisions



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

of this Article 0, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of HealthCap Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 0, may be issued to a transferee if the Certificate representing such HealthCap Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 0, each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of HealthCap Stock shown thereon have been converted as contemplated by this Article 0.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 0 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

            (d) No Further Ownership Rights in HealthCap Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 0) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of HealthCap Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HealthCap Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

            (e) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of HealthCap Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional share determined by multiplying (A) last sales price of a whole share of Parent Common Stock on the Nasdaq National Market on the last Trading Day immediately preceding the Closing Date by (B) the fractional share interest to which such holder would otherwise be entitled.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this
Article 0 shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of HealthCap Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Sub as follows:

            III.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). Section
3.1 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company. Except as disclosed in Section
3.1 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            III.2  Capital Stock.

            (a) The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock and 75,000,000 shares of preferred stock, par value $0.1 per share ("Company Preferred Stock"), 6,875,000 shares of which have been designated Series A Preferred and 7,500,000 of which have been designated Series B Preferred. As of May 15, 1997, 12,224,667 shares of Company

Common Stock, 4,206,896 shares of Series A Preferred and 6,765,517 shares of Series B Preferred were issued and outstanding, no shares were held in the treasury of the Company. As of the Effective Time, there will be outstanding vested options to purchase approximately 4,800,000 shares of Company Common Stock and unvested options to purchase no more than 600,000 shares of Company Common Stock, and 4,194,983 shares reserved for issuance under the Company Employee Option Plan and 2,424,500 shares reserved for issuance under the Quality Consultant Option Plan. There has been no change in the number of issued and outstanding shares of Company Common Stock, shares of Company Common Stock held in treasury or shares of Company Preferred Stock since such date. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in
Section 3.2 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

            (b) Except as disclosed in Section 3.2 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.2 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

            (c) Except as disclosed in Section 3.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

            III.3 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholders' Approval (as defined in Section 0), to consummate the transactions contemplated hereby. Parent acknowledges that the Company's obligations hereunder are subject to receipt of the consent of the requisite number of the Company's shareholders. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has agreed to recommend adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            III.4 Non-Contravention; Approvals and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) subject to the obtaining of the Company Shareholders' Approval, the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments or reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

            (b) Except (i) for the filing of a premerger notification report by the Company under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) any required filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and filings with any state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Agreement of Merger and other appropriate merger documents required by the California Code with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business,
(iv) filings required by the California Department of Corporations and any other state regulatory body, (v) the receipt of all necessary shareholder consents, and (vi) as disclosed in Section 3.4 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the

Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

            III.5 Financial Statements. The Company delivered to Parent prior to the execution of this Agreement true and complete copies of the following financial statements (collectively the "Company Financial Statements"): (i) the audited consolidated balance sheets of the Company as of December 31, 1995 and 1996 and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Ernst & Young and all letters from such accountants with respect to the results of such audits; (ii) the unaudited condensed consolidated balance sheet of the Company as of March 31, 1997 and the related unaudited condensed consolidated statement of operations, shareholders' equity and cash flows for such interim period; and (iii) the Company's enrollment schedule of April 1997 setting forth enrollment information by payor type, professional corporation and geographic location. As of their respective dates and for the respective periods then ended, the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company Financial Statements (A) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (B) fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole and to the absence of footnotes) the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended and (C) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.5 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

            III.6 Absence of Certain Changes or Events. Except for matters reflected or reserved against in the unaudited condensed consolidated balance sheet as of March 31, 1997 included in the Company Financial Statements, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice and there has not occurred or arisen any event, individually or in the aggregate, having or which would have a material adverse effect on the Company and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to the Company and its Subsidiaries but also affect other persons who participate or are engaged in the lines of business in which the Company and its Subsidiaries participate or are engaged.

            III.7 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the unaudited condensed consolidated balance sheet as of March 31, 1997 included in the Company Financial Statements, or as disclosed in Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

            III.8 Legal Proceedings. Except as disclosed in Section 3.8 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Company and its Subsidiaries threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (iii) there are no material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against the Company or any of its Subsidiaries.

            III.9  [Reserved].

            III.10 Taxes. The Company and each of its Subsidiaries has filed all tax returns that are required to have been filed by it in any jurisdiction for all periods ending on or prior to the date this representation is made and such tax returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves (segregated to the extent required by generally accepted accounting principles, consistently applied throughout the specified period and in the immediately comparable period ("GAAP")) deemed by it in its reasonable discretion to be adequate. The Company has no knowledge of any proposed material tax assessment, obligation or other claim against the Company or any of its Subsidiaries, and in the opinion of the Company all tax liabilities of the Company and its Subsidiaries are adequately provided for on the books of the Company. There are no material liens for taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for taxes not yet delinquent. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to taxes of the Company or any of its Subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of taxes with any entity that is not, directly or indirectly, a wholly owned corporate Subsidiary of Company other than agreements the consequences of which are adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

            III.11 Employee Benefit Plans; ERISA. Neither the Company nor any other corporation, trade or business which, together with the Company, would be treated as a single "employer" under Sections 414(b), (c), (m) or (o) of the Code, excluding professional corporations formed by physicians associated with the Company ("controlled group member") is now or has at any time during the last five (5) years been a "contributing sponsor" (as defined in Section 4001(a)(13) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) with respect to any defined benefit pension plan covered by Title IV of ERISA by reason of Section 4021 of ERISA. Neither the Company nor any controlled group member is now or has at any time during the last five (5) years been obligated to contribute to any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA. Other than "continuation coverage" required under
Section 601 of ERISA the Company does not pay or provide for any post-retirement welfare benefits for its retired employees. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list and description of each of the employee benefit plans of the Company, and identifies each of the Company employee benefit plans that is intended to qualify under Section 401 of the Code. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, each of the employee benefit plans of the Company ("Company Employee Benefit Plans") which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited.

            III.12 Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of each class of outstanding stock of the Company with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

            III.13 Accounting Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

            III.14 [Reserved].

            III.15 [Reserved].

            III.16 Title to Assets. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all of their respective properties and assets primarily used in their respective businesses and material to the condition (financial or other) of such businesses taken as a whole, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, or (ii) such imperfections in title and easements and encumbrances, if any, as do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), and except for such matters which, singly or in the aggregate, would not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole. All leases under which the Company leases any substantial amount of real property have been, or prior to the Closing will be made available to Parent, and there is not under any of such leases, (x) any existing default or event which with notice or lapse of time or both would become a default by the Company other than defaults under such leases which in the aggregate would not materially and adversely affect the condition of the Company and its Subsidiaries, taken as a whole, or (y) to the knowledge of the Company, any existing default or event which with notice or lapse of time or both would become a default by any party, other than the Company, to the lease, other than defaults under such leases which in the aggregate would not materially and adversely affect the condition of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary has received written notice of a default under any lease by any party thereto.

            III.17 Permits, Etc. The Company and its Subsidiaries own or validly hold all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of their respective businesses taken as a whole.

            III.18 Contracts and Commitments.

            (a) Section 3.18(a) of the Company Disclosure Letter contains a true and complete list of each of the following written, or to the Company's knowledge, oral, contracts (the "Material Contracts") to which the Company or any of its Subsidiaries is a party: (i) all Contracts (excluding Company Employee Benefit Plans which can be terminated at will without subjecting the Company or any of its Subsidiaries to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee; (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any of its Subsidiaries to engage in any business activity or compete with any Person in connection with their respective businesses or prohibiting or limiting the ability of any Person to compete with the Company or any of its Subsidiaries in connection with their respective businesses; (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Company's or any of its Subsidiaries' businesses; (iv) all Contracts between the Company or any or its Subsidiaries and all hospitals, hospital systems, independent practice associations ("IPAs"), physician groups, physicians, pharmacies, laboratories, home health care agencies, nursing facilities, mental health providers, therapists and other allied health care professionals and institutions (collectively "Providers"); (v) all Contracts relating to the future disposition or acquisition of any assets of the Company, other than dispositions or acquisitions in the ordinary course of business; and
(vi) all other Contracts (other than Company Employee Benefit Plans, real property leases and insurance policies) with respect to the Company and its Subsidiaries that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any of its Subsidiaries of more than $100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to the Company or any of its Subsidiaries. There is no default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries under any of the Material Contracts to which it is a party. Neither the Company nor any or its Subsidiaries has received written notice of a default under any Material Contract by any other party thereto. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has any knowledge (A) that any Provider or Providers representing individually or in the aggregate in excess of ten percent (10%) of the enrollees of the Company or of the total number of Providers are organized or attempting to organize any entity (whether or not incorporated) for the purpose of bargaining or otherwise dealing with the Company on a collective basis (except with respect to individual providers who have formed professional corporations or partnerships with respect to IPAs and medical groups which already contract with the Company or its Subsidiaries): (B) that IPAs, medical groups or individual physicians which contract with the Company or its Subsidiaries and which serve individually or in the aggregate more than ten percent (10%) of the enrollees of the Company or its Subsidiaries have expressed an intent (whether or not legally binding) to terminate or not to renew their respective contracts with the Company or its Subsidiaries; (C) of any circumstances likely to result in disenrollment of enrollees, the loss of which individually and in the aggregate would likely have a material adverse effect on the Company and its Subsidiaries, taken as a whole, other than those occurring as a result of general economic or financial conditions or other conditions or developments that are not unique to the Company and its Subsidiaries but also affect other persons who participate or are engaged in the lines of business in which the Company and its Subsidiaries participate or are engaged; or (D) of any Provider providing services to the Company and its Subsidiaries that does not maintain professional liability insurance.

            (b) Each of the Material Contracts is enforceable against the Company or any of its Subsidiaries, as the case may be, in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Neither the Company nor any of its Subsidiaries has received written notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts.

            III.19 Intellectual Property. The Company does not have any patents, trademarks, service marks, trade names, corporate names (including all registrations and applications therefor) and copyright registrations and applications that are material to the business or condition of the Company or any of its Subsidiaries.

            III.20 Tax-Free Reorganization. The Company has not taken and has not agreed to take any action that would interfere with the ability of Parent to treat the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E), and 368(a)(1)(B) of the Code.

            III.21 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws or any term of any Order binding against it, except for violations which do not have and would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

            III.22 Full Disclosure. No information furnished by or on behalf of the Company and its Subsidiaries to Parent and its Subsidiaries pursuant to this Agreement and any information contained in the Company Disclosure Letter and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will it contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub represent and warrant to the Company as follows:

            IV.1 Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

            4.2  Capital Stock.

            (a) The authorized capital stock of Parent consists solely of 98,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.002 per share ("Parent Preferred Stock"). As of April 30, 1997, 30,861,265 shares of Parent Common Stock were issued and outstanding, no shares were held in the treasury of Parent, 7,362,135 shares were reserved for issuance under the Parent's Amended and Restated Omnibus Stock Option Plan, 1994 Physician Stock Option Plan and 1995 Non-Employee Director's Non-Qualified Stock Option Plan (collectively, the "Parent Option Plans") and 365,000 shares were reserved for issuance pursuant to the exercise of outstanding warrants ("Parent Warrants"). There has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date other than as a result of the exercise of Options pursuant to the Parent Option Plans or the exercise of Parent Warrants. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable (including pursuant to this Agreement), duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in this Section 4.2, Section 4.2 of the letter dated the date hereof and delivered to Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") or in the Parent SEC Reports (as defined in Section 0), there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto, and there are no rights to register any of Parent's securities under the Securities Act.

            (b) Except as disclosed in Section 4.2 of the Parent Disclosure Letter or in the Parent SEC Reports, all of the outstanding shares of capital stock of Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any

Liens. Except as disclosed in Section 4.2 of the Parent Disclosure Letter or in the Parent SEC Reports, all of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by parent or a Subsidiary wholly owned, directly or indirectly, by parent, free and clear of any Liens. Except as disclosed in Section 4.2 of the Parent Disclosure Letter or in the Parent SEC Reports, there are no (i) outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Parent or to grant, extend or enter into any such Option or
(ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Parent.

            (c) Except as disclosed in Section 4.2 of the Parent Disclosure Letter or in the Parent SEC Reports there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

            IV.3 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            IV.4 Non-Contravention; Approvals and Consents.

            (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

            (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for filings with any state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the California Code with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Section 4.4 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

            IV.5 SEC Reports and Financial Statements. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC since October 20, 1994 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, (ii) that were required to be filed were timely filed, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent is eligible to use Form S-3 pursuant to the rules therefor promulgated by the SEC. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in
Section 4.5 of the Parent Disclosure Letter, each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

            IV.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since March 31, 1997 there has not been any change, event or development having, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole.

            VI.7 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 1997 included in the Parent Financial Statements or as disclosed in Section
4.7 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

            IV.8 Information Supplied. Any documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Securities Act, and will not, on the date of its filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

            IV.9 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.8 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent and its Subsidiaries, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of Parent and its Subsidiaries threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, (ii) neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement and (iii) there are no material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against Parent or any of its Subsidiaries.

            IV.10 Employee Benefit Plans; ERISA. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in
Section 4.11 of the Parent Disclosure Letter, Parent and its Subsidiaries are in full compliance with all material applicable provisions of ERISA and all of their respective employee benefit plans.

            IV.11 Permits, Etc. Parent and its Subsidiaries own or validly hold all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable

Governmental or Regulatory Authority, used or held for use and material to the condition of their respective businesses taken as a whole.

            IV.12 Accounting Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

            IV.13 Tax-Free Reorganization. Neither Parent nor Sub has taken or agreed to take any action that would interfere with the ability of Parent to treat the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E), and Section 368(a)(1)(B) of the Code.

            IV.14 Compliance with Laws. Neither the Parent nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any Laws or any term of any Order binding against it, except for violations which do not have and would not have, individually or in the aggregate, a material adverse effect on the Parent and its Subsidiaries, taken as a whole.

            IV.15 Full Disclosure. No information furnished by or on behalf of the Parent and its Subsidiaries to Company and its Subsidiaries pursuant to this Agreement and any information contained in the Parent Disclosure Letter and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will it contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

            V.1 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Parent shall otherwise consent in writing):

            (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

            (b) Prohibited Actions. Without limiting the generality of paragraph
(a) of this Section, except as otherwise disclosed in the Company Disclosure Letter, as applicable, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) the Company shall not, nor shall it permit any of its Subsidiaries to:

                        (A) amend or propose to amend its certificate or
            articles of incorporation or bylaws (or other comparable corporate charter documents);

                        (B) (w) declare, set aside or pay any dividends on or
            make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                        (C) issue, deliver or sell, or authorize or propose the
            issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (y) the issuance of shares of Company Common Stock upon exercise of previously granted options pursuant to the Company Option Plans in accordance with their present terms, and (z) the issuance by a wholly owned Subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                        (D) except for the Gateway Acquisition (as defined in
            Section 0 below), acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                        (E) other than dispositions of assets which are not,
            individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                        (F) except to the extent required by applicable law or
            existing commitment, (x) permit any material change in (1) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or
            (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                        (G) (x) incur (which shall not be deemed to include
            entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000 (in each case net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000;

                        (H) enter into, adopt, amend in any material respect
            (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for (i) normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof, and (ii) the payment of stay bonuses to employees of the Company that do not exceed, in the aggregate, $100,000;

                        (I) enter into any contract or amend or modify any
            existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such or any of its Subsidiaries;

                        (J) make any capital expenditures or commitments for
            additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $50,000;

                        (K) make any change in the lines of business in which it
            participates or is engaged;

                        (L) enter into any contract, agreement, commitment or
            arrangement to do or engage in any of the foregoing; or

                        (M) take any action to cause the Merger not to be
            treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E), and Section 368(a)(1)(B) of
            the Code.

            (c) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger; provided, however, that the foregoing obligation shall not apply to matters disclosed in Section 5.1 of the Company Disclosure Letter, and each party shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                         COVENANTS OF THE PARENT AND SUB

            VI.1 Covenants of the Parent and Sub. At all times from and after the date hereof until the Effective Time, the Parent covenants and agrees as to itself and Sub that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

            (a) No Adverse Changes. Parent shall not make any material changes to its business or structure which could reasonably be expected to have an adverse effect on the consideration to be received by the Company's shareholders.

            (b) Cooperation. Parent shall use all reasonable efforts to take all such actions as are necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

            (c) Tax-Free Reorganization. Parent shall not, nor shall it permit Sub to take any action to cause the Merger not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E), and Section 368(a)(1)(B) of the Code.

            (d) No Contact with the SEC. Parent shall not initiate contact, or directly or indirectly make inquiry to, the SEC or any of its staff regarding the pooling aspects of the transactions contemplated by this Agreement, without consent of the Company which may not be unreasonably withheld. In the event the Company so consents, Parent shall permit representatives of the Company as of the date hereof, to participate in such discussions.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

            VII.1 Access to Information; Confidentiality.

            (a) Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its directors, officers, employees, legal, investment, banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, as arranged through Robert McCray or Donna Rockenbach upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Company Employee Benefit Plans or Parent Employee Benefit Plans, as the case may be, other books and records and contracts, provided, however, that neither Parent nor Company will without the approval of the other party contact a party to any such contract) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

            (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities); provided such party shall inform the disclosing party prior to any such disclosure and provide the disclosing party an opportunity to contest such disclosure, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or Parent, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or Parent, as the case may be, and its Representatives or (z) later acquired by the Company or Parent, as the case may be, or its Representatives from another source if such source is under an obligation to the Company or Parent, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or Parent, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the Company or Parent, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or Parent, as the case may be, or its Representatives.

            VII.2 Registration Rights Agreement. Parent and Company shall enter into a registration rights agreement (the "Registration Rights Agreement") in substantially the form of Exhibit B hereto.

            VII.3 Registration of Company Stock Option Plans. Within fifteen
(15) days after the Effective Date, Parent will file a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable upon exercise of the Parent Options created pursuant to the conversion of the vested Company Options under Section , and will use its reasonable efforts to maintain such registration statement in effect until the exercise or expiration of each such Parent Option.

            VII.4 Approval of Company Shareholders. The Company shall use all reasonable efforts to obtain approval of this Agreement by its shareholders (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, the Company shall, through its Board of Directors, to the shareholders of the Company that it is in the best interest of the shareholders that the shareholders of the Company approve this Agreement, and shall use its best efforts to obtain such approval.

            VII.5 Inclusion of Shares on the Nasdaq National Market. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger in accordance with this Agreement to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

            VII.6 Gateway Acquisition. Parent and Company shall cooperate in good faith to finalize the acquisition of Gateway Physicians Network ("Gateway") by Company (the "Gateway Acquisition") on the terms negotiated by the Company, including but not limited to, a purchase price of $2,000,000 cash and unvested options to purchase up to 1,000,000 shares of Company Common Stock (or an equivalent number of shares of Parent Common Stock), or upon other terms and conditions mutually acceptable to Parent, Company and Gateway. In the event Company and Gateway consummate the Gateway Acquisition prior to the Effective Time, upon consummation of the Merger, Parent shall assume the indebtedness of Gateway incurred as a result of the Gateway Acquisition. In the event the Merger is not consummated, neither the Parent nor any of its Subsidiaries shall have any liability or obligation to either the Company and its Subsidiaries or Gateway, its directors, officers, shareholders or employees. In the event the Gateway acquisition is consummated prior to the Merger, Parent will make a loan to Company in the amount of $2,000,000 to complete the acquisition, which loan will be secured by the Gateway Management Agreement. In the event the Merger is not consummated, such loan will bear interest at a rate of eight percent (8%) per annum, will remain secured and the Company will be required to repay such loan on the second anniversary thereof. In the event the Company agrees to pay Gateway in excess of $2,000,000 cash without the consent of Parent, upon the Merger, such cash payment to Gateway in excess of $2,000,000 shall reduce the Merger Consideration.

            VII.7 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 0 and 0, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith; notwithstanding the foregoing, the parties agree to make any necessary filings under the HSR Act within fifteen
(15) days of the date hereof. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

            VII.8 Company Employees. Section 7.8 of the Company Disclosure Letter sets forth the severance arrangements for the officers and employees of the Company and its Subsidiaries. Parent will guarantee payment of all severance benefits set forth in Section 7.8 of the Company Disclosure Letter; provided, however, that the severance benefits paid to officers of the Company shall be offset by salary payments made during a period of continued employment by the Company beyond the otherwise applicable severance date as set forth in those certain letter agreements between such officers and the Company or Parent. Parent agrees to employ the officers of the Company until the later of December 31, 1997 and the date Parent terminates such officers' employment.

            VII.9 Directors' and Officers' Indemnification and Insurance.

            (a) Except to the extent required by law, until the fifth anniversary of the Effective Time, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers, stockholders, employees or agents contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no less favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would materially and adversely affect the rights of any individual who shall have served as a director, officer, stockholder, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (each an "Indemnified Party") to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. Parent shall, to the fullest extent authorized by the California Code or any other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Parent to provide broader indemnification rights than said law permitted Parent to provide prior to such amendment), indemnify all directors, officers, employees, agents and stockholders who are officers or directors of the Company against any liability or losses (including attorney's fees for counsel who are reasonably acceptable to Parent) any of them may incur in connection with any action, proceeding or investigation with which they become involved prior to or within five (5) years from the Effective Time as officers, directors, employees, agents or stockholders of the Company. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by Parent any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if so required by Parent, such advance shall be made only upon delivery to Parent of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Parent shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action, or one or more of such Indemnified Parties and Parent have conflicting interests in the outcome of such action. Parent may obtain directors' and officers' liability insurance covering its obligations under this Section.

            (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the California Code or otherwise.

            (c) In the event the Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in paragraph (a) of this Section.

            (d) In the event the Parent or the Surviving Corporation, or any of their respective successors or assigns, obtains directors' and officers' liability insurance covering any of their directors or officers, such insurance shall also cover the directors and officers of the Company as of the date hereof with respect to the obligations hereunder.

            VII.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

            VII.11 Pooling of Interests. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective Subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of Parent's acquisition of the Company as a "pooling of interests" for accounting purposes. Following the Effective Time, Parent shall use its best efforts to conduct the business of the Surviving Corporation, and shall cause the Surviving Corporation to use its best efforts to conduct its business, in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes. The Parent agrees that on or prior to November 15, 1997, Parent shall cause publication of the combined results of operations of Parent, Sub and the Company for a period of the first thirty (30) days of combined operations of the Company and the Parent (the "Combined Results"). For purposes of this Section 0, the term "publication" shall have the meaning provided in the SEC Accounting Series Release No. 135 ("ASR 135").

            VII.12 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Needham & Company, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and each of the Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

            VII.13 Standstill. Each of Parent and the Company agrees that until the expiration of three (3) years from the date of termination of this Agreement, without the prior written consent of the other, it will not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly (i) a substantial portion of the assets of the other and its Subsidiaries taken as a whole or (ii) any of the issued and outstanding shares of stock of the other (b) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other or any of its Subsidiaries or (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the other or any of its Subsidiaries.

            VII.14 Notice and Cure. Each of Parent and the Company will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

            VII.15 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

            VII.16 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock or (iii) twenty percent (20%) or more of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group; and (c) that it will, prior to accepting any Alternative Proposal, (i) receive a determination from an independent financial advisor that such Alternative Proposal is more favorable (from a financial point of view) to the Company's shareholders than the Merger, (ii) determine in the exercise of its fiduciary obligations under applicable law as advised by independent counsel that such Alternative Proposal is more favorable to the Company's shareholders than the Merger, and (iii) deliver to Parent a definitive agreement of such Alternative Proposal or a description of the material terms thereof and, except as would violate a fiduciary or contractual obligation, a copy of any information provided by such person or group, including the identity of such person or group, and give Parent at least three
(3) days to offer a counterproposal prior to executing such definitive agreement; provided, however, that nothing contained in this Section 0 shall prohibit the Board of Directors of the Company from (A) furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (1) the Board of Directors of the Company, based upon the written opinion of outside counsel (a copy of which shall be provided promptly to Parent), determines in good faith that such action is required or appropriate for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (2) the Board of Directors has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is more favorable to the Company's shareholders than the Merger and (3) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.


                                  ARTICLE VIII

                                   CONDITIONS

            VIII.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Company Shareholder Approval. Company Shareholder Approval of this Agreement shall have been obtained.

            (b) Registration Rights Agreement; State Securities Laws. The Registration Rights Agreement shall have been executed by all parties thereto; all filings with the SEC with respect to the shares being issued in connection with the Merger shall have been made; and Parent shall have received all state securities or "Blue Sky" permits and other authorizations, if any, necessary to issue the Parent Common Stock pursuant to this Agreement after the Merger.

            (c) Inclusion of Shares on the Nasdaq National Market. The shares of Parent Common Stock issuable to the Company's shareholders in the Merger in accordance with this Agreement shall have been approved for inclusion on the Nasdaq National Market, upon official notice of issuance.

            (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (e) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

            (f) Pooling and Affiliate Letters. Parent and the Company shall have received letters from Deloitte & Touche LLP and Ernst & Young, each dated as of the Closing Date and confirmed in writing at the Effective Time and addressed to Parent and the Company, respectively, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board. Within thirty (30) days after the date of this Agreement, (i) the Company shall deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 promulgated under the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of the

Company, and (ii) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, including ASR
135. Each of the Company and Parent shall use its reasonable best efforts to obtain as soon as practicable after the date hereof from affiliates of the Company and Parent an agreement that such persons will comply with the provisions of ASR 135.

            (g) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section , all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained.

            8.2 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

            (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

            (c) Dissenters' Rights. Holders of less than ten percent (10%) of the outstanding shares of capital stock of the Company, calculated on a fully diluted basis and assuming the conversion of all Series A Preferred and Series B Preferred, shall have exercised, nor shall they have any continued right to exercise, any appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

            (d) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Company, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in
Section 0(e).

            (e) Contractual Consents. The Company and its Subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to Section 0.

            (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            (g) Opinion of Counsel. Parent shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit C.

            (h) Contractual Consents. Parent and its Subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to Section 0.

            (i) Professional Corporations. Company and its Subsidiaries and the shareholders of any affected entity shall have executed such agreements as are necessary to effect the transfer of shares of the Subsidiaries to Parent-designated physicians.

            (j) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of the Company and its Subsidiaries, taken as a whole, which have had or may be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

            VIII.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Parent, its Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to the Company, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in Section 0(e).

            (d) Contractual Consents. Parent and Sub shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to Section 0.

            (e) Average Price. The Average Price of the Parent Common Stock shall not be below $10.00.

            (f) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            (g) Opinion of Counsel. The Company shall have received the Opinion of James A. Lebovitz, Senior Vice President and General Counsel to Parent, dated the Closing Date, in form reasonably acceptable to the Company.

            (h) Opinion of Tax Counsel. The Company shall have received an opinion of Pillsbury Madison & Sutro LLP, in form and substance reasonably satisfactory to the Company, effective as of the date the opinion was delivered and based on representations of the Company and Parent, to the effect that (i) the Merger of Sub with and into the Company pursuant to the Merger Agreement and applicable state law will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Parent, Sub and Company will each be a party to the reorganization within the meaning of
Section 368(b) of the Code; and (iii) the stockholders of the Company will not recognize gain or loss upon receipt of Parent Common Stock in the Merger, except that stockholders will recognize any gain realized in the Merger to the extent such stockholders receive cash in lieu of fractional shares. This opinion will be delivered prior to the first date upon which shareholders of the Company are asked to give their approval of this Agreement.

            (i) Opinion of Financial Advisor. The Company shall have received the opinion of Needham & Company, Inc. to the effect that, as of the date hereof, the consideration to be received by the holders of the Company's common stock and options pursuant to this Agreement is fair from a financial point of view to the Company's shareholders.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            IX.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

            (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

            (b) by either the Company or Parent upon notification to the non-terminating party by the terminating party:

                        (i) at any time after July 31, 1997 (the "Last Closing
            Date") if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party (unless the failure to so consummate the Merger is due to lack of receipt of required Regulatory Approvals which are being pursued in good faith, in which case the Last Closing Date shall be August 31, 1997);

                        (ii) if on the Last Closing Date the Average Price of
            Parent Common Stock is less than $10.00;

                        (iii) if the Company Shareholders' Approval shall not be
            obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

                        (iv) if any Governmental or Regulatory Authority, the
            taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

                        (v) if there has been a material breach of any
            representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such five (5) business day period; or

                        (vi) if any court of competent jurisdiction or other
            competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable; or

            (c) by the Company if the Board of Directors of the Company concludes in good faith on the basis of advice from independent counsel that such action is necessary or appropriate in order for such

Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law.

            IX.2 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 0, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (a) that the provisions of Sections 0
(b), 0,0,0 and will continue to apply following any such termination and (b) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding the foregoing and the provisions of
Section 0, upon a termination by the Company pursuant to Section in the event that the Company engages in a sale to a third party similar to the transaction contemplated by this Agreement, Company shall pay Parent liquidated damages in the amount of fifty percent (50%) of the difference between (i) the aggregate Exchange Consideration which would have been issued hereunder had the Effective Time occurred on such date of termination and (ii) the consideration received by the Company upon such sale, up to a maximum of two million dollars ($2,000,000).

            IX.3 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval, but after such Company Shareholders' Approval, only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

            IX.4 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE X

                           INDEMNIFICATION AND ESCROW

            X.1 Survival of Representations and Warranties.

            (a) The representations and warranties contained in Articles and of this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the representations and warranties (each as modified by the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be) contained in Sections 0, 3.6, 0, 3.8, 0, 3.17, 0, 0, 0, 4.6, 0, 4.9, 4.11, 0 and
0, which shall survive the Effective Time. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article 0.

            (b) Except as provided in Section , no shareholder or optionholder of the Company or the Parent shall have any liability hereunder except for his or her own personal, actual fraud.

            X.2 Indemnification of Parent.

            (a) Subject to the provisions of this Article 0, the Parent shall be indemnified after the Effective Time from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered or reasonably expected to be incurred or suffered by the Parent arising out of any breach of the representations, warranties, covenants or agreements of the Company set forth herein (the "Parent Primary Indemnifiable Damages"). Notwithstanding the foregoing, Parent shall not be entitled to indemnification hereunder until the Parent Primary Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all Parent Indemnifiable Damages subject to the provisions hereof. Subject to the terms of Sections 10.3(b) and 10.5 of this Agreement, upon compliance with the terms hereof and the terms of the Primary Escrow Agreement, Parent shall be entitled to obtain indemnification from the Primary Escrow Fund (as defined in Section 0) of all Parent Primary Indemnifiable Damages.

            (b) Subject to the provisions of this Article 0, the Parent shall be indemnified after the Effective Time from and against any Parent Secondary Indemnifiable Damages, as defined in the Secondary Escrow Agreement ("Parent Secondary Indemnifiable Damages"). Subject to the terms of Sections 10.3(b) and
10.5 of this Agreement, upon compliance with the terms hereof and the terms of the Secondary Escrow Agreement, Parent shall be entitled to obtain indemnification from the Secondary Escrow Fund (as defined in Section 0) of all Parent Secondary Indemnifiable Damages.

            (c) Parent agrees that the sole and exclusive remedy of Parent against the Company and its shareholders for any damage, loss, liability or expense under this Agreement or in connection with the transactions contemplated hereunder shall be limited to the Primary Escrow Fund or the Secondary Escrow Fund, as applicable.

            X.3 Escrow Fund.

            (a) The Primary Escrow Shares and the Secondary Escrow Shares shall be registered in the names of the shareholders of the Company or in the name of the Holders' Representative, as agent for such shareholders, but shall be deposited (together with assignments in blank executed by the registered holder(s) of the Company) with an institution selected by Parent with the reasonable consent of the Holders' Representative or a majority in interest of the Company's shareholders as the Escrow Agent, such deposits to constitute, respectively, an escrow fund to be governed by the terms set forth herein and in the Primary Escrow Agreement (the "Primary Escrow Fund"), and an escrow fund to be governed by the terms set forth herein and in the Secondary Escrow Agreement (the "Secondary Escrow Fund"). The adoption and approval of this Agreement by the Company's shareholders shall constitute approval of each of the Primary Escrow Agreement and the Secondary Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Primary Escrow Shares and the Secondary Escrow Shares in escrow and the appointment of the Holders' Representative to act for and on behalf of the shareholders of the Company to give and receive notices and communications, to authorize delivery of any of the Primary Escrow Shares or the Secondary Escrow Shares from the Primary Escrow Fund or the Secondary Escrow Fund, as the case may be, in satisfaction of claims by the Parent, to object to such deliveries, to agree to, negotiate and enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of such representative for the accomplishment of the foregoing.

            (b) At any time on or before ninety (90) days after the Effective Date (the "Primary Indemnification Period"), if Parent makes a claim for Parent Primary Indemnifiable Damages and is entitled to indemnification pursuant to
Section 0 hereof, the Escrow Agent shall, upon compliance with the procedures set forth in the Primary Escrow Agreement, release to Parent such amount from the Primary Escrow Fund that is equal in value to such Parent Primary Indemnifiable Damages. Primary Escrow Shares so released shall be valued as set forth in Section 2 of the Primary Escrow Agreement. Upon a distribution by the Escrow Agent to Parent pursuant to this Section, the Primary Escrow Fund will be correspondingly reduced.

            (c) At any time until the earlier of (i) November 1, 1997 or (ii) the termination of the Secondary Escrow Agreement pursuant to the terms thereof (the "Secondary Indemnification Period"), if Parent makes a claim for Parent Secondary Indemnifiable Damages and is entitled to indemnification pursuant to the terms set forth in the Secondary Escrow Agreement, the Escrow Agent shall, upon compliance with the procedures set forth in the Secondary Escrow Agreement, release to Parent such amount from the Secondary Escrow Fund that is equal in value to such Parent Secondary Indemnifiable Damages. Secondary Escrow Shares so released shall be valued as set forth in Section 2 of the Secondary Escrow Agreement. Upon a distribution by the Escrow Agent to Parent pursuant to this Section, the Secondary Escrow Fund will be correspondingly reduced.

            X.4 Indemnification by Parent. Subject to the provisions of this
Article 0, the Parent agrees to indemnify the shareholders of Company after the Effective Time from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered or reasonably expected to be incurred or suffered by the shareholders of the Company arising out of any breach of the representation and warranty of the Parent contained in Section 0 hereof (the "Company Indemnifiable Damages"). Parent shall reimburse the shareholders of the Company for any Company Indemnifiable Damages to which this
Section 0 relates only if a claim for indemnification is made by the shareholders of the Company within the Indemnification Period.

            X.5 Indemnification Procedure. A party seeking indemnification (the "Indemnitee") shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than (a) thirty (30) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or (b) sixty
(60) days after the assertion of such claim, or (c) ninety (90) days after the Effective Date, whichever shall first occur. No such notice of assertion of a claim shall satisfy the requirements of this Section unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

            X.6 Indemnification of Holders' Representative. The Holders' Representative shall be indemnified and held harmless by the Escrow Fund for any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Holders' Representative, for anything done or omitted by the Holders' Representative in connection with his or her service as Holders' Representative, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly ("Representative Indemnifiable Damages"). Notwithstanding the foregoing, for the first ninety (90) days after the Effective Time, the Holders' Representative shall not be entitled to receive more than $100,000 from the Escrow Fund. Thereafter, the Holders' Representative shall not be entitled to receive amounts in excess of the balance of the Escrow Fund reduced by the amount of any claims against such Fund by Parent. To the extent the Representative Indemnifiable Damages exceed the amount the Holders' Representative may obtain from the Escrow Fund, the Company shareholders shall indemnify the Holders' Representative.


                                   ARTICLE XI

                               GENERAL PROVISIONS

            XI.1 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Parent or any of their respective Subsidiaries, as the case may be, the knowledge of the officers, directors and employees of the Company or Parent, as the case may be, and of the officers, directors and employees of its respective Subsidiaries, shall be imputed to the Company or Parent, as the case may be, and such Subsidiaries.

            XI.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

            If to Parent or Sub, to:

                        FPA Medical Management, Inc.
                        3636 Nobel Drive, Suite 200
                        San Diego, California  92122

                        Attn:  James A. Lebovitz, Esq.
                        Facsimile No.:  (619) 453-1941

            If to the Company, to:

                        HealthCap, Inc.
                        9605 Scranton Road, Suite 850
                        San Diego, CA 92121
                        Attn:  President
                        Facsimile No.:  (619) 677-2953

            with a copy to:

                        Pillsbury Madison & Sutro LLP
                        235 Montgomery Street
                        San Francisco, California  94104
                        Attn:  Richard S. Grey, Esq.
                        Facsimile No.:  (415) 983-1200

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            XI.3 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

            XI.4 Public Announcements. Except as otherwise required by law or the rules of the Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

            XI.5 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections 0, 0, 0 and 0 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons) it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

            XI.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            XI.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            XI.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            XI.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

            XI.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                      FPA MEDICAL MANAGEMENT, INC.



                                      By:
                                         ------------------------------------
                                      Title:
                                            ---------------------------------

                                      FPA ACQUISITION CORP.



                                      By:
                                         ------------------------------------
                                      Title:
                                            ---------------------------------

                                      HEALTHCAP, INC.



                                      By:
                                         ------------------------------------
                                                  Robert B. McCray
                                        President and Chief Executive Officer

AUTO REFERENCES - DO NOT DELETE THESE PAGES


Reference Name                   Current Section              Original Section

merger                           Article 0                    1
exchange                         Article 0                    2
representations                  Article 0                    3
representations and              Article 0                    4
covenants                        Article 0                    5
covenants of                     Article 0                    6
additional                       Article 0                    7
conditions                       Article 0                    8
termination amendment            Article 0                    9
general                          Article 0                    10
general provisions               Article 0                    11

the merger                       0                            1.1
effective                        0                            1.2
closing                          0                            1.3
exchange of                      0                            2.1
capital stock                    0                            2.1(a)
cancellation                     0                            2.1(b)
exchange consideration           0                            2.1(c)
company option                   0                            2.1(e)
escrow                           0                            2.1(f)
procedures                       0                            2.2
exchange agent                   0                            2.2(a)
exchange procedures              0                            2.2(b)
fractional                       0                            2.2(e)
organization                     0                            3.1
capital (a)                      0                            3.2(a)
capital (b)                      0                            3.2(b)
noncontravention (a)             0                            3.4(a)
noncontravention (b)             0                            3.4(b)
financial                        0                            3.5
taxes                            0                            3.10
employee benefit                 0                            3.11
permits                          0                            3.17
organization and                 0                            4.1
capital stock (a)                0                            4.2(a)
noncontravention                 0                            4.4
sec                              0                            4.5
full disclosure                  0                            4.14
access to information            0                            7.1
access (a)                       0                            7.1(a)
registration                     0                            7.2
approval                         0                            7.4
inclusion of shares on nasdaq    0                            7.5
gateway acquisition              0                            7.6
regulatory                       0                            7.7
company employees                0                            7.8
directors                        0                            7.9
expenses                         0                            7.10
pooling of interest              0                            7.11
standstill                       0                            7.13
notice and cure                  0                            7.14
no solicitations                 0                            7.16
pooling                          0                            8.1(f)
termination                      0                            9.1
termination (c)                  0                            9.1(c)
reps & warranties/liabilities    0                            10.1(b)
indemnification                  0                            10.2
parent indemnification           0                            10.4
escrow fund                      0                            10.3
indemnification procedures       0                            10.5